Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Knightscope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Knightscope, Inc. 2022 Equity Incentive Plan	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	220,106 (2)	$3.03 (3)	$666,921.18	$153.10 per million dollars	$102.11
					Total Offering Amounts			$102.11
					Total Fee Offsets			$0
					Net Fee Due			$102.11

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) that become issuable under the Knightscope, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Class A Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2022 Plan.

(2) Consists of 220,106 shares of Class A Common Stock that may become issuable under the 2022 Plan pursuant to its terms.

(3) Estimated in accordance with Rules 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Capital Market on March 28, 2025.